Exhibit 1.1

STOCK PURCHASE AGREEMENT

by and between

Roost Enterprises, Inc. dba Rhove

(the “Company”),

The Sellers (as defined herein)

and

reAlpha Tech Corp.

(the “Buyer”)

dated as of

March 24, 2023

i

ii

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of March 24, 2023 (the “Effective Date”), is entered into by and among Roost Enterprises Inc. dba Rhove, a Delaware corporation (“Company”), those parties listed on Section 4.04 of the Disclosure Schedules (each a “Seller” and collectively, “Sellers”), and ReAlpha Tech Corp., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Company has engaged in the business of purchasing and renting residential real estate properties for the purpose of syndicating its real estate properties for investment by retail and institutional investors. In connection therewith, Company developed the Syndication Platform to facilitate the investment in real estate, including development of related technology and the Syndication Platform (the “Business”);

WHEREAS, Sellers own all of the issued and outstanding shares of the Company (the “Shares”);

WHEREAS, Sellers wishes to sell the Shares to Buyer, and Buyer wishes to purchase the Shares, all subject to and in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

The aforementioned “Recitals” are hereby incorporated by reference into the mutual agreements of the parties.

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or formal investigation whether at law or in equity before any by a Governmental Authority or arbitration tribunal.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated, consolidated, combined, unitary or similar group, including pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local, provincial, or foreign Law).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means those documents and agreements delivered herewith.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Ohio are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act ((Pub. L. 116-136) and any amendment or modification thereto (including the Consolidated Appropriations Act, 2021).

“Closing” shall mean the consummation of the transactions contemplated in this Agreement as of the Effective Date.

“Company” has the meaning set forth in the preamble.

“Companies” means the Company and the Subsidiaries.

“Company Affiliated Group” means any Affiliated Group the common parent of which is Company.

“Company Intellectual Property” means all Intellectual Property that is owned by Companies and related to or used or held for use in the Business, including all Company IP Registrations, Company IT Systems, and Company Products.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration, or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing, whether or not such registration or application has yet been made.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by Companies related to or used or held for use in the Business.

“Company Products” means all Software that Companies currently license or provide as a service to customers or the crowdfunding participants on the syndicating platform or that Companies, currently have an obligation to provide support with respect to the Business pursuant to any rule, order (including, but not limited to, any effectiveness order related to use of syndication platform of Rhove) or law of any Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all legally binding, written or oral, contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other legally binding, either written or oral, agreements, commitments and legally binding arrangements or obligations, whether written or oral, related to the Business entered by or on behalf of Companies.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, internet domain name registrations and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including any and all source code, any and all object code, license or right to use source code, object code or software, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) rights of publicity.

“Key Sellers” means Drive Capital Fund II (TE) LP; Drive Capital Fund II LP, Drive Capital Ignition Fund II LP; Dwight Smith; K-Roost, LLC; NCT Ventures Fund II LP.

“Knowledge of Sellers or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Mr. Calvin Cooper (“Mr. Cooper”) and, solely with respect to Section 3.09, Mr. Greg Miller (“Mr. Miller”), after reasonable due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Licensed Intellectual Property” means all Intellectual Property in which the Companies hold any rights or interests granted by other Persons.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential damages, special damages, incidental or indirect damages, loss of revenue or profits, diminution in value, damages based on multiple of revenue or earnings or other performance metric, loss of business reputation, punitive, exemplary damages and any similar damages (in each case, other than to the extent such damages are awarded to any third party by Governmental Order against, and paid by, an Indemnified Party).

“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.

“Organizational Documents” means (a) the applicable party’s articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization and and/or (b) the articles of formation and limited liability company agreement in the case of each Subsidiary

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Purchased Assets” has the meaning set forth in the Section 2.01.

“Representative” means, with respect to any Person, all directors, managers, managing members, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Rhove” means Rhove Real Estate 1, LLC, a Delaware limited liability company.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Subsidiaries” means Rhove, Real Fake Lot LLC, an Ohio limited liability company, and Real Fake DOREs LAO, LLC, a Wyoming limited liability company.

“Taxes” means, whether disputed or not, any and all (a) federal, state, local or foreign taxes of any kind whatsoever (however denominated) that is, or could be, imposed, assessed or collected by or under the authority of any Governmental Authority, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital gain, capital stock, franchise, profits, withholding, escheat, abandoned or unclaimed property, employees’ income withholding, social security (or similar), unemployment, disability, real property, personal property, occupancy, sales, use, transfer, goods and services, value added, alternative or add-on minimum, financial transaction, registration, ad valorem, estimated or other tax, governmental fee, assessment or charge, (b) interests, fines, penalties or additions to Tax or additional amounts with respect to any item described in clause (a) and any and all interest in respect of such fines, penalties or additions, and (c) liability for any item described in clause (a) or (b) whether imposed, assessed, due or otherwise payable directly, as a result of being a member of an Affiliated Group (including pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local, provincial, or foreign Law)), as a transferee or successor, by contract (including any Tax allocation, sharing, indemnity or similar agreement), pursuant to any law, or otherwise.

“Tax Return” means any returns, declarations, elections, reports, claims for refund, information returns, estimates or other documents (including any thereto related or supporting schedules, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Authority in connection with (a) the determination, assessment, claim of refund, or collection of Taxes of any Person or (b) the administration of, implementation of, enforcement of, or compliance with any laws, regulations or administrative requirements relating to any Taxes.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

ARTICLE II
Purchase and sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions of this Agreement, Sellers hereby sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby purchases and accepts from Sellers, the Shares, free and clear of all Encumbrances.

Section 2.02 Purchase Consideration. The consideration for the Purchased Assets (the “Purchase Consideration”) shall be:

(a) (i) the issuance to the Silicon Valley Bank (“SVB”) of 49,029 in shares of common stock of Buyer (the “Common Stock”), free and clear of all Encumbrances, and (ii) the payment to SVB of $25,000 in cash, on behalf of Company in full satisfaction and release of all Liabilities owing to SVB by Seller;

(b) the issuance to Sellers and certain other investors in Company, in accordance with Section 2.02(b) of the Disclosure Schedules, of 1,263,000 in shares of Common Stock, free and clear of all Encumbrances (the “Rollover Stock”);

(c) the right of each Seller and certain other investors in Company to purchase, in accordance with Section 2.02(b) of the Disclosure Schedules, an additional 1,263,000 shares of Common Stock, free and clear of all Encumbrances, at the current price of $10.00 per share (the “Rollover Options”), which right to purchase shall be exercised within the two years period following the date hereof and shall thereafter terminate if not exercised within such two-year period; and

(d) payment of the Transaction Expenses by wire transfer of immediately available funds in accordance with the Transaction Expenses Schedule.

For the avoidance of doubt, any Seller or investor listed on Section 2.02(b) of the Disclosure Schedules may choose to forfeit such person’s right to Rollover Stock or Rollover Options by written notice to Buyer.

Section 2.03 Closing Deliverables.

(a) Simultaneously with the execution and delivery of this Agreement, Seller shall deliver to Buyer:

(i) duly executed payoff letters, waivers, satisfactions, UCC termination statements and/or other similar releases as Buyer reasonably determines are necessary to release or terminate any Encumbrances affecting the Business, including but not limited, to evidence of SVB consent and agreement and Drive Capital’s consent and agreement, to this Agreement and the transactions contemplated hereby;

(ii) a consulting agreement with Mr. Cooper, each in a form mutually satisfactory to Buyer and the respective consultant, duly executed by Mr. Cooper (the Consulting Agreement”);

(iii) a certificate from an officer of the Company dated as of the Effective Date certifying that (A) correct and complete copies of each of the organizational documents of Company and each Subsidiary, certified by the Secretary of State of the State of Delaware, and a good standing certificate of each of Company and each of the Subsidiaries, are attached thereto, (B) correct and complete copies of all resolutions adopted by the board of directors of Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted by the board of directors of Seller in connection with the transactions contemplated hereby and thereby, (C) the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder, and (D) as to the accuracy of a capitalization chart of Company, with each Seller’s name, address, email and phone number, as of the date of the Effective Date and the proportion of the shares that each Seller will receive in Buyer from Seller (the “Seller’s Officer’s Certificate”);

(iv) written resignations, effective as of the date hereof, of all officers, managers and/or directors (if applicable) of the Company and each Subsidiary, requested by Buyer, duly executed by the resigning party;

(v) a good standing certificate (or its equivalent) for each of the Company and each Subsidiary from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each of the Company and each Subsidiary is organized or qualified to do business as a foreign corporation, as applicable;

(vi) a properly completed and executed IRS Form W-9 for each Seller;

(vii) duly executed Stock Powers from each of the Sellers evidencing the transfer of the Shares;

(viii)   an accurate schedule of expenses incurred by Sellers in connection with the transaction not to exceed $50,000 as set forth on Section 2.03(a)(viii) of the Disclosure Schedules (the “Transaction Expenses”) together with the party or parties to whom such Transaction Expenses are owed and each such party’s wire information (the “Transaction Expenses Schedule”); and

(ix) investor questionnaire and Rule 506 questionnaire completed by each Seller, and in the case of any Seller that is an entity with underlying investors either a satisfactory representation letter prepared by counsel to the Buyer or, in the alternative, satisfactorily completed investor questionnaire and Rule 506 questionnaire completed by each Seller that is an entity investor as well as each of its underlying investors (Hereinafter any investor questionnaire, any Rule 506 questionnaire and any representation letter delivered by any Seller or its underlying investors at Closing are referred to as the “Investor Documents”).

(x) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) Simultaneously with the execution and delivery of this Agreement, Buyer shall deliver to Seller:

(i) an updated capitalization table of Buyer, reflecting the issuance of Common Stock to SVB and Sellers;

(ii) a counterpart to the Consulting Agreement, duly executed by Buyer;

(iii) a legally binding letter to each Seller, granting each such Seller the right to acquire such shareholder’s pro rata share of 1,263,000 shares of Common Stock, free and clear of all Encumbrances, at the current price of $10.00 per share, which right to purchase shall be exercised within the two years period following the date hereof and shall thereafter terminate if not exercised within such two-year period;

(iv) the Purchase Consideration (deliverable to SVB Bank, Sellers, and those parties listed on the Transaction Expenses Schedule);

(v) stock certificates, evidencing the issuance of the Common Stock to Seller;

(vi) a good standing certificate (or its equivalent) for the Buyer from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized; and

(vii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

ARTICLE III

Representations and warranties RELATING TO COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Mr. Cooper represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Company. Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, and is duly qualified as a foreign corporation in the state of Ohio. Each Subsidiary is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its formation. Company has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Company of this Agreement and any Ancillary Document to which Company is a party, the performance by Company of its obligations hereunder and thereunder, and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Company. This Agreement has been duly executed and delivered by Company, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid, and binding obligation of Company enforceable against Company in accordance with its terms. When each Ancillary Document to which Company is or will be a party has been duly executed and delivered by Company (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Company enforceable against it in accordance with its terms.

Section 3.02 Capitalization.

(a) The authorized shares of the Company consist of (i) 3,947,958 shares of common stock, par value $0.00001 per share, of which 504,600 shares are issued and outstanding and (ii) 1,566,063 shares of preferred stock, $0.00001 par value per share, all of which are designated Series A Preferred Stock, of which 825,821 shares are issued and outstanding. The common stock and Series A Preferred Stock collectively constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Seller, and upon the release of liens by SVB Bank, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c) Except as set out in Section 3.02(c) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of the Company or obligating Seller or the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

Section 3.03 Financial Statements. Copies of the unaudited financial statements for each of (a) Rhove and (b) Company, consisting of the balance sheet in each of the years 2022, 2021 and 2020, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended 2022, 2021 and 2020 for each of Rhove and Company, are attached to Section 3.03(a) and 3.03(b) of the Disclosure Schedules (the “Financial Statements”). Except as set forth on Section 3.03(c) of the Disclosure Schedules, the Financial Statements have each and all been prepared from, and is in accordance with, generally accepted accounting principles in effect of the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved, and the books and records of the Company and Rhove, each and together, fairly reflects in all material respects all of the properties, assets, liabilities, and transactions of the Company and Rhove. Except as set forth on Section 3.03(c) of the Disclosure Schedule the Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operation of the Business for the periods indicated. For purposes of this Agreement, the balance sheet of the Business as of December 31, 2022 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” Except as set forth on Section 3.03(c) of the Disclosure Schedule, each of the Company and Rhove maintain a standard system of accounting established and administered in accordance with GAAP.

Section 3.04 Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, suits, investigations or other legal proceedings (collectively, “Actions”) pending or, to Sellers’ knowledge, threatened against or by Company or any Subsidiary relating to or affecting the Business, which if determined adversely to Company or any Subsidiary would have a materially adverse effect on the value of the Business, or that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders against, relating to or affecting Company or any Subsidiary, which if determined adversely to Company or any Subsidiary would have a materially adverse effect on the value of the Business.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) result in the creation or imposition of any Encumbrance on the Company; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Seller or the Company is a party or by which Seller or the Company is bound; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.06 Undisclosed Liabilities. The Company has no known liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been disclosed on Section 3.06 of the Disclosure Schedules.

Section 3.07 Solvency. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Companies, and any and all transfer and sale is being made consistent with any requirements of any and all bankruptcy, insolvency or similar creditor’s laws and any and all creditor’s rights.

Section 3.08 Title to Assets. Company has good and valid title to, or a valid leasehold interest in, all property and other assets reflected in the Financial Statements other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date.

Section 3.09 Intellectual Property.

(a) Section 3.09(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Business Intellectual Property; (iii) all proprietary Software of Seller, the Syndication Platform, and the Business; and (iv) all other Company Intellectual Property used or held for use in the Business as currently conducted.

(b) Section 3.09(b) of the Disclosure Schedules identifies all the Company Products. Seller possesses all source code and other documentation and materials necessary to compile and operate the Company Products, the Syndication Platform, and except as set forth in Section 3.09(b) of the Disclosure Schedules, Company has not disclosed, delivered, licensed, or otherwise made available, and Company does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for Company Products, the Syndication Platform, the Business to any Person.

(c) Subject to Section 3.09(c) of the Disclosure Schedule, neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or require the consent of any other Person in respect of Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(d) All the Company Intellectual Property and Licensed Intellectual Property are, to Sellers’ Knowledge, valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. No judgment, holding, decision, order or decree of any court or other Governmental Authority, and no agreement, consent or stipulation exists, restricting in any material respect Company’s use or enjoyment of the Company Intellectual Property or the Licensed Intellectual Property. All required filings and fees related to the Company IP Registrations have been submitted with, paid to the relevant Governmental Authorities, and authorized registrars. To the Sellers’ Knowledge, the conduct of the Syndication Platform and/or the Business as currently conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of Company does not infringe, misappropriate, or otherwise violate, the Intellectual Property or other rights of any Person. To Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating any of Company’s (including any Subsidiary, the Business, and the Syndication Platform) Intellectual Property.

(e) RESERVED.

(f) Section 3.09(f) of the Disclosure Schedules sets forth a list of all Open Source Software that is used in, incorporated into, integrated or bundled with any Company Products, and for each such item of Open Source Software: (i) the name and version number of the applicable license; (ii) the distributor or website from which the Open Source Software was obtained; and (iii) the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Company Products (including, as applicable, the relevant Company Product or Company Products, the manner and extent to which such item of Open Source Software interoperates with any Company Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.). For the avoidance of doubt, certain Intellectual Property described on Section 3.09(f) of the Disclosure Schedules was developed by the Company as Open Source Software and was previously published for the 2022 Solana Riptide Hackathon and Solana Summer Camp Hackathon. Because asset tokenization was published for public use as an open source license, this Intellectual Property is not Company Intellectual Property.

(g) Except with regard to the Open Source Software described in Section 3.09(f), the Company does not use and has not used any Open Source Software or any modification or derivative thereof: (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Intellectual Property or (ii) under any license requiring the Companies or the Business to disclose or distribute the source code to any of the Company Products, to license or provide the source code to any of the Company Products for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Products at no or minimal charge.

(h) Section 3.09(h) of the Disclosure Schedules contains a correct, current, and complete list of any and all domain names, social media accounts, social media handles used in the Business, including passwords and usernames.

(i) The conduct of the Company, the Subsidiaries, and the Business as currently and formerly conducted has not infringed, misappropriated, or otherwise violated and the Buyer’s proposed use of the Company and its Business will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property of the Company, the Subsidiaries, or the Business.

Section 3.10 Taxes. Except as set forth in Section 3.10 Disclosure Schedule:

(a) Company has timely filed all Tax Returns required to be filed pursuant to applicable Laws, such Tax Returns are true, accurate, complete, and correct in all material respects and have been prepared in compliance with all applicable Laws. Company has paid all Taxes due and payable (whether shown or required to be shown on any Tax Return).

(b) Company has timely and properly withheld (i) all amounts required to have been withheld and paid, including in connection with any amounts paid or owing to any employee, agent, independent contractor, nonresident, creditor, stockholder or other third party, and (ii) all sales, use, ad valorem, and value added Taxes. Company has timely remitted all withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws and has complied in all respects with respect to any record retention obligations under applicable Tax Law with respect thereto. Company has complied with all filings required with respect thereto, including without limitation IRS Forms W-2 and 1099.

(c) There is no audit, examination, or any Action with respect to Taxes or Tax Returns now being conducted, pending, or threatened in writing with respect to Company. All deficiencies asserted, or assessments made, against Seller and the Business because of any examinations by any taxing authority have been fully paid.

Section 3.11 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, considering the circumstances in which they are made, not misleading.

Section 3.12 Compliance with Laws; Permits.

(a) In all material respects, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b) All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.12(b) of the Disclosure Schedules lists all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.13 Environmental Matters.

(a) The terms: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

(b) In all material respects, the Company has complied, and is now complying, with all Environmental Laws. Neither the Company nor Seller has received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(c) To Seller’s Knowledge, there has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. To Seller’s Knowledge, there are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company.

Section 3.14 Real Property; Title to Assets.

(a) Section 3.14(a) of the Disclosure Schedules lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Seller has delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(b) The Company or a Subsidiary, as applicable, have good and valid fee simple title to, or a valid leasehold interest in, all Real Property.

(c) The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or a Subsidiary, as applicable.

Section 3.15 Material Investors. Section 3.15 of the Disclosure Schedules sets forth each investor in Rhove for purposes of fractional investing in real estate (collectively, the “Material Investors”). The Company has not received any notice, and has no reason to believe, that any of its Material Investors has asserted any claim in writing or by an Action against the Company or any of its Affiliates or its management.

Section 3.16 Absence of Certain Changes. Since the Balance Sheet Date and with respect to the Company, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the Company (financial or otherwise).

Section 3.17 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Company, nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to the Company or any of its Affiliates, the Business or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Each of Company and its Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this Article III.

ARTICLE IV
Representations and warranties of sellers

Each Seller, on its own behalf and not on behalf of any other Seller, hereby severally and not jointly, represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority. If a Seller is an entity, such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Seller has full corporate or limited liability company power, as applicable, and authority to enter into this Agreement and any Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 4.02 Enforceability; Authorization. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms. When any Ancillary Document to which a Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms. If such Seller is an entity, the execution and delivery of this Agreement and each Ancillary Document to which such Seller is or will be a party, the performance by Sellers of their obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate or limited liability company action on the part of such Seller.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the charter, by-laws or other organizational documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which such Seller is a party. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Title to Shares. Each Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Section 4.04 of the Disclosure Schedules, which constitute all of the issued and outstanding shares of Company. Section 4.04 of the Disclosure Schedules shall also list each Seller’s address and email address for notice purposes. Upon the release and termination of any and all Encumbrances relating to the SVB indebtedness, the Shares are free and clear of all Encumbrances.

Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Company.

Section 4.06 Sellers as Investors. Each Seller represents and warrants, severally and not jointly, to the Buyer as follows as it relates to its acquisition of securities from the Buyer as part of the Purchase Consideration as follows:

(a) Authorization and Enforceability. Such Seller has full power and authority to enter into this Agreement or Investor Documents. This Agreement to which such Seller is a party, when executed and delivered by such Seller, will constitute valid and legally binding obligations of such Seller, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions may be limited by applicable Federal or state securities laws. The execution and delivery by such Seller of this Agreement and the Investor Documents will result in legally binding obligations of such Seller, enforceable against such Seller is in accordance with the terms and provisions hereof.

(b) Each Seller represents that the Investor Documents delivered for the Seller are true and accurate and do not contain any misstatement of the facts set forth therein, as of the date hereof.

(c) Purchase Consideration Received Entirely for Own Account; Accredited Investor. This Agreement is made with such Seller in reliance upon such Seller’s representation to the Buyer, which by such Seller’s execution of this Agreement such Seller hereby confirms, that the shares of Buyer to be acquired by such Seller will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, such Seller further represents that such Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the securities being acquired by the Seller as Purchase Consideration. The Seller either has not been formed for the specific purpose of acquiring said securities (that serve as Purchase Consideration), or each beneficial owner of equity securities of or equity interests in the Seller is an accredited investor as defined in Rule 501 of Regulation D promulgated under the 1933 Act.

(d) Disclosure of Information. Each Seller has had an opportunity to discuss the Buyer’s business, management, financial affairs and the terms and conditions of the offering of the shares of the Buyer with the Buyer’s management and has had an opportunity to ask questions of management, received any and all due diligence to its satisfaction that the Seller deems necessary to reach an informed decision, and carefully reviewed the Disclosure Packet and Subscription Documents.

(e) Access to and Evaluation of Information Concerning the Buyer. Each Seller has sufficient knowledge, sophistication and experience in business and financial matters and similar investments to be capable of evaluating the merits and risks of the Purchase Consideration, including the risk that the Seller could lose the entire value of such securities and has so evaluated the merits and risks accordingly.

(f)   Restricted Securities. Each Seller understands that the securities being received as Purchase Consideration have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein. Each Seller understands that the Shares are “restricted securities” under applicable U.S. Federal and state securities laws and that, pursuant to these laws, each Seller must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission (the “SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Seller acknowledges that the Buyer has no obligation to register or qualify said securities for resale. Each Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the securities, and on requirements relating to the Buyer which are outside of such Seller’s control and which the Buyer is under no obligation and may not be able to satisfy.

(g) No Public Market. Each Seller understands that no public market now exists for the shares of Buyer, and that the Buyer has made no assurances that a public market will ever exist for such shares.

(h) Legends. Each Seller understands that the shares of Buyer and any securities issued in respect of or in exchange for such shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO REALPHA TECH CORP. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

Any legend required by the securities laws of any state to the extent such laws are applicable to the shares of Buyer represented by the certificate, instrument or book entry so legended.

(i) Non-Reliance. Each Seller represents that he/she/it is not relying on (and will not at any time rely on) any communication (written or oral) of the Buyer, as investment advice or as a recommendation to purchase the shares of Buyer, it being understood that information and explanations related to the terms and conditions of the shares of Buyer and the other transaction documents shall not be considered investment advice or a recommendation to purchase the shares of Buyer. Seller confirms that the Buyer has not (a) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the shares of Buyer; or (b) made any representation to Seller regarding the legality of an investment in the shares of Buyer under applicable legal investment or similar laws or regulations. In deciding to purchase the shares of Buyer, Seller is not relying on the advice or recommendations of the Buyer and Seller has made his/her/its own independent decision that the investment in the shares of Buyer is suitable and appropriate for Seller. Seller understands that they should consult own counsel, accountant and professional advisors as to legal, tax and other matters concerning the shares.

(j) No General Solicitation. Neither any Seller, nor any of its officers, directors, employees, agents, stockholders or partners has either, directly or indirectly, including through a broker or finder, engaged in any general solicitation in connection with the offer and sale of the shares of Buyer, or (b) published any advertisement or social media posting or mass email in connection with the offer and sale of the shares of Buyer.

(A) Seller hereby represents and warrants that Seller is not making an investment in the shares of Buyer as a result of any advertisement, article, notice or other communication published in any newspaper, magazine or similar media, any seminar or any solicitation by a person not previously known to Seller. Seller acknowledges that an investment in the shares of Buyer is speculative and agrees that no guarantees or other warranties have been made to Seller by or on behalf of the Buyer, by the directors, officers or any agent, stockholder, employee or affiliate of the Buyer, as to the Buyer, an investment in the shares of Buyeror its future financial performance.

(k) Foreign Investors. If the Seller is not a United States person (as defined by Section 7701(a)(30) of the Code) (or the underlying investors of Seller are not a United States person (as defined by Section 7701(a)(30) of the Code)), such Seller hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction (including any jurisdiction applicable because of its underlying investors) in connection with any invitation to subscribe for the shares of Buyer or any use of this Agreement, including (a) the legal requirements within its jurisdiction (and any underlying investors’ respective jurisdiction) for the purchase or offer of the shares of Buyer, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the shares of Buyer. Such Seller’s subscription, payment and the purchase for and conditioned beneficial ownership of the shares of Buyer, will not violate any applicable securities or other laws of the Seller’s jurisdiction or its underlying investors’ respective jurisdiction.

(l) No “Bad Actor” Disqualification Events. Such Seller is not subject to any Disqualification Event under Rule 506 of Regulation D promulgated by the Securities and Exchange Commission under Securities Act, except for Disqualification Events covered by Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed in advance of the Closing in writing in reasonable detail to the Buyer.

(m) Foreign Investment Regulations. Each Seller represents that any consideration to be paid for the shares of Buyer pursuant to this Agreement does not derive from activity that is or was contrary to law or from a person or location that is or was the subject of a United States embargo or other economic sanction and that no consideration to be paid for the shares of Buyer in accordance with this Agreement will provide the basis for liability for any person under United States anti-money laundering laws or economic sanctions laws. Each Seller represents that neither such Seller nor any of its nominees or affiliates or underlying accredited investors is on the specially designated OFAC list or similar European Union watch list.

Section 4.07 Seller Ownership. Each Seller represents and warrants that the number of shares and options, if any, set forth next to their name on Schedule 2.02(b) and 4.04 is true and accurate.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller and Company that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.

Section 5.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.04 Legal Proceedings. Except as set forth on Section 5.04 of the Disclosure Schedules, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.05 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. In connection with the transaction, Buyer conducted its own due diligence and received all the information that it requested.

Section 5.06 Condition of the Business; No Reliance.

(a) Buyer acknowledges and agrees that, except for the representations and warranties contained in Article III and Article IV, neither Company, Sellers, nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Companies, Sellers, or any of their respective Affiliates, the Business or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Buyer acknowledges and agrees that it is not relying on any representation or warranty of Companies, Sellers, or any of their respective Affiliates or Representatives or any other Person, other than those representations and warranties specifically set forth in Article III and Article IV. Buyer acknowledges and agrees that each of Companies, Sellers, and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in Article III and Article IV.

(b) Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the nature and condition of Purchased Assets and the Business and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III and Article IV.

ARTICLE VI
Covenants

Section 6.01 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.02 Confidentiality. From and after the Closing, all parties to this Agreement shall, and shall cause their respective Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all non-public confidential or proprietary information, whether written or oral, concerning the other party, except to the extent that such party can show that such information (a) is generally available to and known by the public through no fault of such party, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a party or any of its Affiliates or their respective Representatives are compelled to disclose any information subject to this restrictive covenant by judicial or administrative process or by other requirements of Law, such party shall promptly notify the other party in writing and shall disclose only that portion of such information which such party is advised by its counsel in writing is legally required to be disclosed, provided that such party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03 Return of Investment. Section 6.03 of the Disclosure Schedules lists (a) certain investors in Rhove who have not yet received refunds of the amount such investor invested in Rhove (the “Rhove Investors”) and (b) the amount owed to each Rhove Investor (the “Rhove Investments”). Buyer shall, with the cooperation and assistance of Mr. Cooper as reasonably necessary, ensure that all Rhove Investments are returned to the applicable Rhove Investor. Any liability associated with the Rhove Investments shall be borne by Buyer.

Section 6.04 Open Source Intellectual Property Acknowledgement. Buyer acknowledges and agrees that the Open Source Software listed on Section 3.09(f) of the Disclosure Schedules is not Company Intellectual Property and Buyer will not have exclusive use of any such Intellectual Property as a result of the transactions contemplated in this Agreement.

Section 6.05 Dissolution of Rhove Finance, LLC. The Company has filed the required documents to cancel and dissolve Rhove Finance, LLC in the state of Wyoming. Sellers shall ensure that Rhove Finance, LLC is properly cancelled and dissolved in accordance with applicable Laws within sixty (60) days of the Closing.

Section 6.06 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute, and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII
Tax matters

Section 7.01 Tax Returns. Buyers, at their sole cost and expense, shall prepare, or cause to be prepared, all Tax Returns that relate to the Company Affiliated Group (each a “Buyer Prepared Tax Return”). Each Buyer Prepared Tax Return shall be prepared in a manner consistent with past practice, procedures, and accounting methods of the Company Affiliated Group, as applicable, to the extent permitted by law. Buyer shall pay all Taxes due and owing .

Section 7.02 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities.

Section 7.03 Tax Refunds. Buyer shall be entitled to any (i) Tax refunds, including interest paid therewith, that relate to Taxes paid by the Company with respect to a Pre-Closing Tax Period, and (ii) amounts credited against Tax to which the Company becomes entitled which relates to any Pre-Closing Tax Period.

ARTICLE VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Effective Date; provided, that the representations and warranties in Section 3.01 (Organization and Authority of Company), Section 3.02 (Capitalization), Section 3.05 (No Conflicts; Consents), Section 3.08 (Title to Assets), Section 4.01 (Organization and Authority of Sellers), Section 4.02 (Enforceability; Authorization), Section 4.04 (Title to Shares), Section 4.05 (Brokers), Section 5.01 (Organization and Authority of Buyer), Section 5.02 (No Conflicts; Consents), Section 5.03 (Brokers) and Section 5.06 (Condition of Business; No Reliance), shall survive indefinitely. Section 3.10 (Taxes) shall survive for the applicable statute of limitations plus thirty (30) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein provided. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Key Sellers. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Key Sellers shall indemnify and defend each of Buyer, its Affiliates, their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties contained in ARTICLE III of this Agreement;

(b) any inaccuracy or breach of any of the representations or warranties contained in ARTICLE IV of this Agreement; and

(c) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Buyer shall indemnify and defend each of Sellers and their respective Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement that has a material adverse effect on Seller Indemnitees;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement that has a material adverse effect on Seller Indemnitees; or

(c) any Taxes for which Buyer is responsible.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) No Key Seller or Buyer, as applicable, shall be liable for any claim for indemnification pursuant to Section 8.02 in the case of Key Seller, or Section 8.03 in the case of Buyer, in respect of breaches of representations and warranties unless and until the aggregate amount of indemnifiable Losses which may be received equals or exceeds $20,000, in which case the Key Sellers shall be severally and not jointly liable.

(b) The aggregate amount of all Losses for which Key Sellers shall be liable pursuant to Section 8.02 shall not exceed 15% of the Purchase Consideration. For avoidance of doubt, the parties agree that the calculation of the Purchase Consideration shall include the value of the stock consideration received based upon a per share value of $10.00 per share, as well as payment to SVB, totaling in aggregate $13,145,290.

(c) The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03 shall not exceed $250,000.

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (x) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Reimbursement Payments.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by the method specified in Section 8.06(b). The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to five percent (5%). Such interest shall be calculated daily based on a 365-day year and the actual number of days elapsed.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied by the forfeiture of Rollover Stock held by Key Sellers and no Key Sellers shall be obligated to make any payments in cash to satisfy indemnification obligations hereunder. Any Losses payable to a Seller Indemnitee pursuant to this ARTICLE VIII shall be satisfied by wire transfer of immediately available funds.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made pursuant to ARTICLE VII, ARTICLE VIII or any other provision of this Agreement shall be treated by the parties as an adjustment to the Purchase Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08 Liability of Sellers. A breach of any Seller’s representations in ARTICLE IV, and any such Seller’s liability for Losses related to fraud, intentional misconduct, or breach, shall be limited to the fraudulent or breaching Seller, without regard to any limitations based on such Seller’s pro rata proportionate share with respect to any applicable indemnifiable Losses hereunder. Notwithstanding anything to the contrary in this Agreement, (i) no Seller shall have liability under this Agreement in excess of such Seller’s pro rata proportionate share of the Purchase Consideration actually received by such Seller hereunder and (ii) no Seller shall have liability pursuant to Section 8.02 in excess of the Purchase Consideration , except for Losses based upon, arising out of or with respect to fraud, in which event such Seller’s liability for such Losses shall not be limited.

Section 8.09 Exclusive Remedies. The parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal, or intentional misconduct.

ARTICLE IX
Miscellaneous

Section 9.01 Expenses. Except for the Transaction Expenses and as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Buyer:	6515 Longshore Loop Dublin, OH 43017 Email: giri@realpha.com Attention: Giri Devanur
with a copy to, which shall not constitute notice:	Brouse McDowell LPA 600 Superior Avenue E., Suite 1600 Cleveland, OH 44114 Email: mbrown@brouse.com Attention: Molly Brown, Esq.

If to Company:	Calvin Cooper Chief Executive Officer Roost Enterprises, Inc. Email: calvin@tokrlabs.xyz
with a copy to, which shall not constitute notice:	Thompson Hine LLP 41 S. High St. Columbus, OH 43215 Email: lindsay.karas.stencel@thompsonhine.com
If to any Seller, to the address or email address listed on Section 4.04 of the Disclosure Scheduless.

Section 9.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Disclosure Schedules mean the Articles and Sections of, and Disclosure Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 9.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF OHIO IN EACH CASE LOCATED IN THE CITY OF COLUMBUS AND COUNTY OF FRANKLIN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ASSIGNMENT, THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT, THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this STOCK PURCHASE AGREEMENT to be executed as of the date first written above.

BUYER:

REALPHA TECH CORP.

By	/s/ Giri Devanur
Name:	Giri Devanur
Title:	Chief Executive Officer

COMPANY:

ROOST ENTERPRISES, INC.
DBA RHOVE

By	/s/ Calvin Cooper
Name:	Calvin Cooper
Title:	Chief Executive Officer

SELLERS:

Drive Capital Fund II (TE) LP

By	/s/ Christopher Olsen
Name:	Christopher Olsen
Title:	Managing Member

Drive Capital Fund II LP

By	/s/ Christopher Olsen
Name:	Christopher Olsen
Title:	Managing Member

Drive Capital Ignition Fund II LP

By	/s/ Christopher Olsen
Name:	Christopher Olsen
Title:	Managing Member

/s/ Calvin Cooper
Calvin Cooper

Remaining Sellers Identified on Schedules

By	/s/ Calvin Cooper, Power of Attorney
(granted by each respective Seller)